As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zealand Pharma A/S

(Exact name of registrant as specified in its charter)

The Kingdom of Denmark (State or other jurisdiction of incorporation or organization	Not Applicable (I.R.S. Employer Identification Number)

Sydmarken 11
2860 Søborg
(Copenhagen)
Denmark

Tel: +45 88 77 36 00
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zealand Pharma A/S – 2018 Agreements on Warrants for Management

Zealand Pharma A/S – 2019 Agreements on Warrants for Management

Zealand Pharma A/S – 2019 Long Term Incentive Plan (Performance Share Units)

Zealand Pharma A/S – 2020 Agreements on Warrants for Employees

Zealand Pharma A/S – 2020 Agreements on Warrants for Management

Zealand Pharma A/S – 2020 Restricted Share Unit Program

Zealand Pharma A/S – 2021 Agreements on Restricted Share Units for Directors

Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Employees

Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Corporate Management

Zealand Pharma A/S – 2021 Performance Stock Unit Plan for Corporate Management (Market-Based PSUs)

Zealand Pharma A/S – 2021 Performance Stock Unit Plan for Corporate Management (Operational-Based PSUs)

(Full title of the plans)

Zealand Pharma U.S., Inc.

34 Farnsworth Street, 4th Floor

Boston, MA 02210

Telephone: (617) 865-3791

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Joshua A. Kaufman
Marc A. Recht

David Boles

Cooley LLP

55 Hudson Yards

New York, NY 10001

(212) 479-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)		Proposed maximum offering price per share(14)	Proposed maximum aggregate offering price(14)	Amount of registration fee
Ordinary Shares, nominal value DKK 1 per share
– 2018 Agreements on Warrants for Management	40,000	(3)
– 2019 Agreements on Warrants for Management	63,253	(4)
– 2019 Long Term Incentive Plan (Performance Share Units)	3,062	(5)
– 2020 Agreements on Warrants for Employees	139,120	(6)
– 2020 Agreements on Warrants for Management	90,609	(7)
– 2020 Restricted Share Unit Program	13,801	(8)
– 2021 Agreements on Restricted Share Units for Directors	8,000	(9)
– 2021 Restricted Stock Unit Plan for Employees	1,056,679	(10)
– 2021 Restricted Stock Unit Plan for Corporate Management	32,363	(11)
– 2021 Performance Stock Unit Plan for Corporate Management Market-Based PSUs	48,545	(12)
– 2021 Performance Stock Unit Plan for Corporate Management Operational-Based PSUs	48,545	(13)
Total	1,543,977		$29.77	$45,964,195.29	$5,014.69

(1)	These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-219456).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Zealand Pharma A/S - 2018 Agreements on Warrants for Management (the “2018 Management Warrants”), the Zealand Pharma A/S – 2019 Agreements on Warrants for Management (the “2019 Management Warrants”), the Zealand Pharma A/S - 2019 Long Term Incentive Plan (Performance Share Units) (the “2019 LTIP”), the Zealand Pharma A/S – 2020 Agreements on Warrants for Employees (the “2020 Employee Warrants”), the Zealand Pharma A/S – 2020 Agreements on Warrants for Management (the “2020 Management Warrants”), the Zealand Pharma A/S – 2020 Restricted Share Unit Program (the “2020 RSUP”), the Zealand Pharma A/S – 2021 Agreements on Restricted Share Units for Directors (the “2021 DRSU”), the Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Employees (the “2021 ERSUP”), the Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Corporate Management (the “2021 CMRSUP”), the Zealand Pharma A/S – 2021 Performance Stock Unit Plan for Corporate Management Market-Based PSUs (the “2021 PSUP MB”), and the Zealand Pharma A/S – 2021 Performance Stock Unit Plan for Corporate Management Operational-Based PSUs (the “2021 PSUP OB”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(3)	Consists of 40,000 ordinary shares issuable upon exercise of outstanding warrants to subscribe for ordinary shares of the Registrant pursuant to the 2018 Management Warrants.

(4)	Consists of 54,594 ordinary shares issuable upon exercise of outstanding warrants to subscribe for ordinary shares of the Registrant and (ii) 8,659 outstanding ordinary shares issued upon exercise of warrants to subscribe for ordinary shares of the Registrant pursuant to the 2019 Management Warrants.

(5)	Consists of 3,062 ordinary shares issuable upon vesting of outstanding restricted stock units pursuant to the 2019 LTIP.

(6)	Consists of 139,120 ordinary shares issuable upon exercise of outstanding warrants to subscribe for ordinary shares of the Registrant pursuant to the 2020 Employee Warrants.

(7)	Consists of 90,609 ordinary shares issuable upon exercise of outstanding warrants to subscribe for ordinary shares of the Registrant pursuant to the 2020 Management Warrants.

(8)	Consists of 13,801 ordinary shares issuable upon vesting of outstanding restricted share units pursuant to the 2020 RSUP.

(9)	Consists of 8,000 ordinary shares issuable upon vesting of outstanding restricted share units pursuant to the 2021 DRSU.

(10)	Consists of (i) 165,112 ordinary shares issuable upon vesting of outstanding restricted stock units and (ii) 891,567 ordinary shares reserved for issuance upon vesting of restricted stock units issuable pursuant to the 2021 ERSUP.

(11)	Consists of 32,363 ordinary shares issuable upon vesting of outstanding restricted stock units pursuant to the 2021 CMRSUP.

(12)	Consists of 48,545 ordinary shares issuable upon vesting of outstanding restricted stock units pursuant to the 2021 PSUP MB.

(13)	Consists of 48,545 ordinary shares issuable upon vesting of outstanding restricted stock units pursuant to the 2021 PSUP OB.

(14)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for purposes of calculating the registration fee and is equal to the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market for September 29, 2021.

EXPLANATORY NOTE

This registration statement contains a “reoffer prospectus” prepared in accordance with Part I of Form F-3 (in accordance with Instruction C of the General Instructions to Form S-8). This reoffer prospectus may be used for reoffers and resales on a continuous or delayed basis of certain of those ordinary shares which may be represented by ADSs of Zealand Pharma A/S (“us”, “we” or the “Registrant”) referred to above that constitute “control securities” or “restricted securities,” within the meaning of the Securities Act, by certain holders that are directors, officers or other employees of the Registrant (the “Selling Securityholders”) for their own accounts.

This registration statement also registers ordinary shares which may be represented by ADSs that are reserved for issuance upon vesting of restricted stock units issuable by us pursuant to the Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Employees.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is being provided as part of this prospectus. The documents containing information specified in Part I of Form S-8 will be separately provided to the participants covered by Zealand Pharma A/S – 2018 Agreements on Warrants for Management, the Zealand Pharma A/S – 2019 Agreements on Warrants for Management, the Zealand Pharma A/S – 2019 Long Term Incentive Plan (Performance Share Units), the Zealand Pharma A/S – 2020 Agreements on Warrants for Employees, the Zealand Pharma A/S – 2020 Agreements on Warrants for Management, the Zealand Pharma A/S – 2020 Restricted Share Unit Program, the Zealand Pharma A/S – 2021 Agreements on Restricted Share Units for Directors, the Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Employees, the Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Corporate Management, the Zealand Pharma A/S – 2021 Performance Stock Unit Plan for Corporate Management (Market-Based PSUs) and the Zealand Pharma A/S – 2021 Performance Stock Unit Plan for Corporate Management (Operational-Based PSUs), as specified by Rule 428(b)(1) under the Securities Act.

REOFFER PROSPECTUS

652,410 American Depositary Shares
Representing 652,410 ordinary shares

This prospectus relates to 652,410 American Depositary Shares (“ADSs”) representing 652,410 ordinary shares of Zealand Pharma A/S which may be offered from time to time by certain holders of ADSs (the “Selling Securityholders”) for their own accounts. We will not receive any of the proceeds from the sale of ADSs by the Selling Securityholders made hereunder. However, we will receive the exercise price for any ordinary shares issued to the Selling Securityholders upon cash exercise by them of their warrants to subscribe for ordinary shares (the “Warrants”). The RSUs, PSUs and Warrants, all of which may be represented by ADSs, were acquired by the Selling Securityholders pursuant to our employee benefit plans.

The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The Selling Securityholders may sell any, all or none of the ADSs and we do not know when or in what amount the Selling Securityholders may sell their ADSs hereunder following the effective date of this registration statement. The price at which any of the ADSs may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The ADSs may be sold at the market price of the ADSs at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The ADSs may be sold through underwriters or dealers which the Selling Securityholders may select. If underwriters or dealers are used to sell the ADSs, we will name them and describe their compensation in a prospectus supplement. We provide more information about how the Selling Securityholders may sell their ADSs in the section titled “Plan of Distribution.” The Selling Securityholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Securityholders will be borne by us.

On September 29, 2021, the closing price of ADSs, as reported on The Nasdaq Global Select Market, was $29.56 per ADS.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 4 of this prospectus.

The Securities and Exchange Commission (the “SEC”) may take the view that, under certain circumstances, the Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the section titled “Plan of Distribution.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October [   ], 2021

TABLE OF CONTENTS

You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

Our design logos, “Zealand,” “Zegalogue,” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are our property or our affiliates’ property. Any other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners. Unless the context otherwise requires, references in this prospectus to the “Company,” “Zealand,” “we,” “us,” “the Registrant” and “our” refer to Zealand Pharma A/S and its subsidiaries.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

We are incorporated in Denmark, and many of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the U.S. Securities Exchange Act of 1934, as amended.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise, concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein or incorporated herein by reference that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.

These forward-looking statements include, but are not limited to, statements about:

•	our projections regarding the potential market size and sales of our commercially available Zegalogue injection product;

•	our projections regarding the potential market size and the size of the patient populations for our other product candidates, including glepaglutide, if approved for commercial use;

•	our expectations regarding the potential advantages or benefits of our product candidates over existing therapies;

•	our development plans with respect to our product candidates;

•	our ability to develop, acquire and advance product candidates into, and successfully complete, clinical trials;

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•	our ability to recruit and obtain consent from subjects for our clinical trials and for those subjects to stay in the trial for the duration of the study;

•	the timing or likelihood of regulatory filings and approvals for our product candidates;

•	the implementation of our business model and strategic plans for our business, product candidates and technology;

•	the success of our license collaborations and the success of our partners in advancing those candidates to market, if approved;

•	the uncertainties associated with our integration of substantially all assets and employees of Valeritas Inc. and our ability to obtain the anticipated benefits and costs savings therefrom; and

•	estimates of our expenses, future revenue, capital requirements, our needs for additional financing and our ability to obtain additional capital.

The forward-looking statements contained or incorporated by reference herein involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

You should understand that many important factors, in addition to those discussed or incorporated by reference herein, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this report, those described under “Item 3-Key Information — D. Risk Factors” in our Annual Report on Form 20-F. These are factors that we think could cause our actual results to differ materially from expected results.

Forward looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements or other information contained in this report, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports on Form 6-K filed with the U.S. Securities and Exchange Commission.

PROSPECTUS SUMMARY

Overview

We are a biotechnology company focused on the discovery, design and development of innovative peptide-based medicines. Our current pipeline of internally developed product candidates is concentrated on specialty gastrointestinal and metabolic diseases where we believe that the present standard of care is inadequate. In addition, we are looking to focus our efforts on drug candidates that may qualify for orphan/rare disease status.

We operate within the global market for peptide-based medicines. We have a fully integrated commercial organization with U.S. operations to market our commercially available products, which currently include:

•       ZEGALOGUE (dasiglucagon). Severe hypoglycemia is an acute, life-threatening condition resulting from a critical drop in blood glucose levels associated primarily with insulin therapy. People require assistance from another person to treat severe hypoglycemia, but studies have suggested that up to 85% of trained caregivers fail to give the full dose of glucagon when using currently marketed glucagon kits in a simulated emergency situation, due to complexity of use. ZEGALOGUE (dasiglucagon) single use syringe or autoinjector offers diabetes patients and their families a fast treatment solution for severe hypoglycemia that is easier to use than currently marketed glucagon kits and offer a different mode of administration than the recently approved nasally administered glucagon powder Baqsimi®. ZEGALOGUE (dasiglucagon) is the first and only glucagon analogue for the treatment of severe hypoglycemia in patients with diabetes aged six and above.

•       V-Go wearable insulin delivery device. All people with type 1 diabetes and most people with severely affected type 2 diabetes must constantly monitor and adjust their blood glucose levels to remain in proper glycemic control, as both high and low blood glucose may affect their health, both in the short and long term. The V-Go is a simple, affordable, all-in-one basal-bolus insulin delivery device option for adult patients requiring insulin that is worn like a patch and can eliminate the need for taking multiple daily shots.

We have the following programs in late clinical development:

•       Glepaglutide, a long-acting GLP-2 analog in development for the treatment of short bowel syndrome, or SBS. Orphan drug designation has been granted in the U.S. We have published the results of a Phase 2 trial where glepaglutide was dosed for three weeks in 18 patients with SBS. The trial demonstrates significant positive effects on gastrointestinal absorption and other efficacy parameters with the two highest doses, whilst the lowest dose was non-effective. Based on the findings of this trial, the pivotal Phase 3 trial in 129 SBS patients was initiated in the fourth quarter of 2018 results from the trial expected in the first half of 2022. This study will evaluate the ability to reduce patient dependency on parenteral (intravenous) support when treated with glepaglutide over 26 weeks. We believe glepaglutide may have the potential to offer patients with SBS a convenient once-weekly treatment alternative..

•       Dasiglucagon dual-hormone artificial pancreas for automated diabetes management. In a non-exclusive collaboration with Beta Bionics, we are developing dasiglucagon for use in an artificial pancreas device containing both insulin and dasiglucagon. Breakthrough Device designation was received from the FDA in December 2019. Guided by an algorithm, this device is designed to maintain and control blood glucose levels with minimal patient intervention. We have already reported positive results from two Phase 2a trials during the second quarter of 2017, and top-line results from a small home-use Phase 2 trial in iLet™ gen 3.2 dual-hormone artificial pancreas system were announced in June 2019. Beta Bionics is on track to begin test run screening for the iLet bihormonal pivotal Phase 3 trial, utilizing dasiglucagon and insulin, by the end of 2021. Approximately 350 adults and 350 children with type 1 diabetes will be randomized into the Phase 3 trial. The primary outcome measure is superiority on HbA1c of the bihormonal iLet configuration using dasiglucagon over the insulin only iLet configuration at week 26. Overall, the program has been designed to demonstrate the clinical outcome of utilizing dasiglucagon in the bihormonal iLet versus an insulin-only iLet, while also comparing these results to intensified usual care.

•       Dasiglucagon for congenital hyperinsulinism. Congenital hyperinsulinism, or CHI, is an ultra-rare but devastating disease caused by inappropriately elevated insulin secretion irrespective of glucose levels. This leads to frequent and often severe hypoglycemia and long-term irreversible damage to health. In 2017, the FDA and the European Commission both granted orphan drug designation to dasiglucagon for the treatment of CHI. In early 2019, we initiated our first Phase 3 trial of dasiglucagon for the treatment of CHI in 32 pediatric patients (ages three months to 12 years). In December 2020, we reported the study results, which were that dasiglucagon on top of standard-of-care did not meet its primary endpoint of reducing the incidence of hypoglycemia compared with standard of care, or SOC. However, dasiglucagon treatment resulted in 40-50% reductions in all measures of hypoglycemia assessed by blinded continuous glucose monitoring (including number of events and time in hypoglycemia) compared to SOC treatment alone (all post-hoc p<0.05). These findings were seen both for hypoglycemia defined as glucose <70 mg/dL and glucose <54 mg/dL. Treatment with dasiglucagon was associated with higher rates of gastrointestinal symptoms and skin changes. Overall, dasiglucagon was assessed to be safe and well tolerated in the study. In May 2019, we enrolled all but one of the 32 children in a long-term Phase 3 extension study, from which we announced data in December 2020. This trial evaluated children from 3 months to 12 years old with more than three hypoglycemic events per week despite previous near-total pancreatectomy and/or maximum medical therapy. Dasiglucagon on top of standard of care (SOC) did not significantly reduce the rate of hypoglycemia compared to SOC alone when assessed by the primary endpoint, intermittent self-measured plasma glucose. However, hypoglycemia was reduced by 40–50% with dasiglucagon as compared to SOC alone when assessed by blinded continuous glucose monitoring. Dasiglucagon treatment was assessed to be well tolerated in the study and 31 out of 32 patients continued into the long-term extension study. In December 2019, we initiated a second Phase 3 trial with 12 pediatric patients (ages seven days to one year) with CHI. Results from this trial are expected in 2021.

•       Dasiglucagon for post bariatric surgery hypoglycemia. In March 2020, we reported positive topline results from our Phase 2 dose-finding clinical proof-of-concept trial that explore the potential benefits of mini-doses of dasiglucagon in correcting serious hypoglycemic events following meal ingestions in some patients who have undergone bariatric surgery. Subjects were randomly assigned to be treated with two different subcutaneous administered doses of dasiglucagon (80 μg and 200 μg) and placebo (saline injection) after the meal. Results of the trial demonstrate that both dasiglucagon doses significantly reduced meal-induced hypoglycemia compared to placebo.

We have a number of additional programs in development internally and partners.

Our ordinary shares are listed on Nasdaq Copenhagen (ZEAL). Our American Depositary Shares are listed on the Nasdaq Global Select Market in the United States (ZEAL).

The Offering

This Reoffer Prospectus relates to the public offering, which is not being underwritten, by the Selling Securityholders listed in this Reoffer Prospectus, of up to 652,410 ordinary shares which may be represented by our ADSs issued or issuable to each Selling Securityholder pursuant to awards granted by us, including in respect of restricted stock units (“RSUs”) and warrants exercisable for ordinary shares. Subject to the satisfaction of any conditions to vesting of the ordinary shares offered hereby pursuant to the terms of the relevant award agreements, the Selling Securityholders may from time to time sell, transfer or otherwise dispose of any or all of the ordinary shares covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. See the section of this reoffer prospectus titled “Selling Securityholders” for additional information.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus. You should carefully consider the risk factors set forth herein as well as those incorporated by reference from our most recent Annual Report on Form 20-F and any subsequent Annual Reports on Form 20-F we file after the date of this prospectus; our updates, if any, to those risk factors in our reports on Form 6-K; and all other information contained or incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as updated by our subsequent filings under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to Our Ordinary Shares and American Depositary Shares

Holders of American Depositary Shares (“ADSs”) will not directly hold our shares.

As a holder of ADSs, you will not be treated as one of our shareholders and you will not have stockholder rights. Our depositary, The Bank of New York Mellon, will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have contractual ADS holder rights. The deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly and indirectly holding ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. ADS holders may only exercise voting rights with respect to the shares underlying their respective ADSs in accordance with the provisions of the deposit agreement. ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. The depositary will endeavor, as far as practical, subject to the laws of Denmark and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not ask the depositary to solicit your voting instructions, you may still send voting instructions to the depositary and, in that case, the depositary will endeavor to vote as you instruct. However, even if you instruct the depositary to vote the shares underlying your ADSs, we cannot guarantee that the depositary will vote in accordance with your instructions. Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not receive notice of the meeting far enough in advance to withdraw the shares.

The trading price of our equity securities may be volatile due to factors beyond our control, and purchasers of our ordinary shares and the ADSs could incur substantial losses.

The market prices of our ADSs and ordinary shares may be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their ADSs or shares at or above the price originally paid for the security. The market price for the ADSs and shares may be influenced by many factors, including, but not limited to:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	actual sales of Zegalogue, and of glepaglutide, if approved, may differ from our projections;

•	the release of new data from the clinical trials of our product candidates;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	competition from existing products or new products that may emerge;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	currency fluctuations;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of the ADSs;

•	coordinated buying and selling activities, including market manipulation, and short-selling and short-covering activities of market participants;

•	publicity by third parties as to the valuation of our securities and our corporate prospects, including discussion on Internet message boards and social media;

•	additions or departures of key management or scientific personnel;

•	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	changes to coverage policies or reimbursement levels by commercial third party payors and government payors and any announcements relating to coverage policies or reimbursement levels;

•	announcement or expectation of additional debt or equity financing efforts;

•	issuances or sales of our shares or ADSs by us, our insiders or our other shareholders; and

•	ongoing impacts from COVID-19 and general economic and market conditions.

These and other market and industry factors may cause the market price and demand for the ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their shares or ADSs and may otherwise negatively affect the liquidity of the trading market for ADSs.

We intend to retain all available funds and any future earnings and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares and the ADSs.

We have never declared or paid any cash dividends on our shares, and we intend to retain all available funds and any future earnings to fund the development and expansion of our business. Therefore, you are not likely to receive any dividends on ordinary shares for the foreseeable future and the success of an investment in our ordinary shares or ADSs will depend upon any future appreciation in their respective values. Consequently, investors may need to sell all or part of their holdings of ordinary shares or ADSs after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that our ordinary shares or the ADSs will appreciate in value or even maintain the price at which our investors have purchased them. Investors seeking cash dividends should not purchase the ordinary shares or ADSs. In addition, exchange rate fluctuations may affect the amount of Danish kroner that we are able to distribute, and the amount in U.S. dollars that our shareholders receive upon the payment of cash dividends or other distributions we declare and pay in Danish kroner, if any. Additionally, dividends will generally be subject to Danish withholding tax. ADS investors may also not realize all of the benefits of being a stockholder in our company. For instance, we may elect to offer subscription rights to our shareholders without offering such rights to ADS holders.

Investors should be aware that the rights provided to our shareholders and holders of ADSs under Danish corporate law and our articles of association differ in certain respects from the rights that you would typically enjoy as a stockholder of a U.S. company under applicable U.S. federal and state laws.

Under Danish corporate law, except in certain limited circumstances, which among other things requires, at a minimum, that a proposal for inspection has been supported by shareholders representing at least 25% of our total share capital, our shareholders may not ask for an inspection of our corporate records, while under Delaware corporate law any stockholder, irrespective of the size of such stockholder’s shareholdings, may do so. Shareholders of a Danish limited liability company are also unable to initiate a derivative action, a remedy typically available to shareholders of U.S. companies, in order to enforce a right of our company, in case we fail to enforce such right ourselves, other than in certain cases of, among other things, board member/management liability. In addition, a majority of our shareholders may release members of our board of directors or our executive management from any claim of liability we may have, including if such board member or manager has acted in bad faith or has breached his or her duty of loyalty. However, even though a majority of shareholders have released members of our board of directors or our executive management from any claim of liability we may have, a majority of shareholders may bring a derivative action on behalf of our company against, among other persons, members of our board of directors or our executive management, provided that the general meeting were not correctly and completely informed in all material respects of the circumstances of the act or omission giving rise to the claim of liability at the time of such stockholder resolution. In addition, if shareholders representing at least 10% of our share capital have opposed a stockholder resolution granting exemption from liability or waiving the right to commence legal proceedings, any stockholder may commence legal proceedings for the purpose of making the person(s) in question liable for the loss suffered by us. In contrast, most U.S. federal and state laws prohibit a company or its shareholders from releasing a board member from liability altogether if such board member has acted in bad faith or has breached such board member’s duty of loyalty to our company.

Additionally, distribution of dividends from Danish companies to foreign companies and individuals can be subject to non-refundable withholding tax, and not all receiving countries allow for deduction. Also, the rights as a creditor may not be as strong under Danish insolvency law as under U.S. law or other insolvency law, and consequently creditors may recover less in the event our company is subject to insolvency compared to a similar case including a U.S. debtor. In addition, the use of the tax asset consisting of the accumulated tax losses requires that we are able to generate positive taxable income and the use of tax losses carried forward to offset against future income is subject to certain restrictions and can be restricted further by future amendments to Danish tax law. Finally, Danish corporate law may not provide appraisal rights in the case of a business combination equivalent to or to the same extent as those generally afforded a stockholder of a U.S. company under applicable U.S. laws. As a result of these differences between Danish corporate law and our articles of association, on the one hand, and U.S. federal and state laws, on the other hand, in certain instances, you could receive less protection as an equity holder of our company than you would as a stockholder of a U.S. company.

You may be subject to limitations on surrenders of your ADSs and the withdrawal of the underlying shares.

Temporary delays in the cancellation of your ADSs and withdrawal of the underlying shares may arise because the depositary has closed its books or we have closed our transfer books, the transfer of shares is blocked to permit voting at a shareholders’ meeting or we are paying a dividend on our shares. In addition, you may not be able to cancel your ADSs and withdraw the underlying shares when you owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

Claims of U.S. civil liabilities may not be enforceable against us.

We are incorporated under the laws of Denmark. Substantially all of our assets are located outside the United States. The majority of our board members and employees reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. securities laws.

The United States and Denmark currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a U.S. court, whether or not predicated solely upon U.S. securities laws, would not be enforceable in Denmark. Denmark’s recent accession to the Hague Convention of 30 June 2005 on Choice of Court Agreements (which provides, i.a., for the mutual recognition and enforcement of judgements between the contracting states) does not change the position under Danish law with respect to judgments rendered by a U.S. court as the United States has not ratified the convention.

In order to obtain a judgment that is enforceable in Denmark, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim again with a court of competent jurisdiction in Denmark. The Danish court will not be bound by the judgment by the U.S. court, but the judgment may be submitted as evidence. It is up to the Danish court to assess the judgment by the U.S. court and decide if and to what extent the judgment should be followed. Danish courts are likely to deny claims for punitive damages and may grant a reduced amount of damages compared to U.S. courts.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against us or members of our board of directors or our executive management, or certain experts named herein who are residents of Denmark or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we rely on certain home country corporate governance practices rather than the corporate governance requirements of Nasdaq.

We qualify as a foreign private issuer under SEC and Nasdaq rules. We rely on home country governance requirements and certain exemptions thereunder rather than relying on the corporate governance and reporting requirements applicable to domestic SEC registrants listed on Nasdaq. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we currently publish annual and quarterly reports on our website pursuant to the rules of Nasdaq Copenhagen and furnish such financial reports to the SEC, we are not required to file such reports with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K that a domestic company is required to file under the Exchange Act. Accordingly, there may be less publicly available information concerning our company than there would be if we were not a foreign private issuer.

In addition, the Listing Rules for the Nasdaq Stock Market, or the Nasdaq Listing Rules, for domestic U.S. issuers require listed companies to have, among other things, a board of directors that is comprised of a majority of independent members, and to have independent director oversight of executive compensation, nomination of board members and corporate governance matters. While we intend to comply with these requirements, we are permitted to follow home country practice in lieu of the above requirements. Danish law does not require that a majority of our board consist of independent directors or the implementation of a nominating and corporate governance committee, and our board may thus in the future not include, or include fewer, independent directors than would be required if we were subject to the Nasdaq Listing Rules, or they may decide that it is in our interest not to have a compensation committee or nominating and corporate governance committee, or have such committees governed by practices that would not comply with the Nasdaq Listing Rules. We intend to follow home country practice with regard to, among other things, quorum requirements generally applicable to general meetings of shareholders. Danish law does not have a regulatory regime for the solicitation of proxies and the solicitation of proxies is not a generally accepted business practice in Denmark, thus our practice will vary from the requirement of Nasdaq Listing Rule 5620(b). In addition, our shareholders have authorized our board of directors to issue securities, including in connection with certain events such as the acquisition of shares or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, rights issues at or below market price, certain private placements, directed issues at or above market price, and issuance of convertible notes. To this extent, our practice varies from the requirements of Nasdaq Listing Rule 5635, which generally requires an issuer to obtain stockholder approval for the issuance of securities in connection with such events. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to these Nasdaq Listing Rule requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As a foreign private issuer, we are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. The determination of foreign private issuer status is made annually on the last business day of our most recently completed second fiscal quarter. Accordingly, we will next make a determination with respect to our foreign private issuer status on June 30, 2022. There is a risk that we will lose our foreign private issuer status in the future. We would lose our foreign private issuer status if, for example, more than 50% of our assets are located in the United States and we continue to fail to meet additional requirements necessary to maintain our foreign private issuer status. As of December 31, 2020, less than 30% of our assets were located in the United States, although this may change if we expand our operations in the United States. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly greater than the costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP and modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. Such conversion and modifications would involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers, which could also increase our costs.

Holders of the ADSs may not be able to exercise the pre-emptive subscription rights related to the shares that they represent, and may suffer dilution of their equity holding in the event of future issuances of our shares.

Under the Danish Companies Act, our shareholders generally benefit from a pre-emptive subscription right on the issuance of shares for cash consideration only and not in the event of issuance of shares against non-cash contribution or debt conversion. Shareholders’ pre-emptive subscription rights, in the event of issuances of shares against cash payment, may be disapplied by a resolution of the shareholders at a general meeting of our shareholders and/or the shares may be issued on the basis of an authorization granted to the board of directors pursuant to which the board may disapply the shareholders’ pre-emptive subscription rights. ADS holders, and holders of ordinary shares located in the United States, would not be able to exercise pre-emptive rights unless we register the securities to which the rights relate under the Securities Act or an exemption from the registration requirements of the Securities Act is available. We are not required to register any securities, and an exemption may not be available. If rights are not made available to ADS holders, the depositary will try to sell the rights and will distribute any net proceeds it receives to the ADS holders entitled to them.

We are a Danish company with limited liability. The rights of our shareholders may be different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions.

We are a Danish company with limited liability. Our corporate affairs are governed by our Articles of Association and by the laws governing companies incorporated in Denmark. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights and obligations of shareholders and boards of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, our board is required by Danish law to consider the interests of our company, its shareholders, its employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of our shareholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ADSs. All proceeds from the sale of the ADSs will be for the account of the Selling Securityholders, as described below. However, we will receive the exercise price from any ordinary shares issued to the Selling Securityholders upon cash exercise by them of their warrants to subscribe for ordinary shares. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these ADSs. However, we will not pay any discounts or commissions on any securities sold by Selling Securityholders. See the sections titled “Selling Securityholders” and “Plan of Distribution.”

SELLING SECURITYHOLDERS

The following table sets forth information regarding the resale by the Selling Securityholders of the ordinary shares which may be represented by ADSs.

The following table sets forth, as of September 7, 2021: (a) the name, and the position or positions with the Company of each Selling Securityholder who is a director or officer of the Company; (b) the aggregate of (i) the number of ordinary shares which may be represented by ADSs held by each Selling Securityholder as of the date of this prospectus and (ii) the number of ordinary shares which may be represented by ADSs issuable upon exercise of warrants and vesting of restricted stock units or performance stock units granted to each Selling Securityholder under the Zealand Pharma A/S – 2018 Agreements on Warrants for Management, the Zealand Pharma A/S – 2019 Agreements on Warrants for Management, the Zealand Pharma A/S – 2019 Long Term Incentive Plan (Performance Share Units), the Zealand Pharma A/S – 2020 Agreements on Warrants for Employees, the Zealand Pharma A/S – 2020 Agreements on Warrants for Management, the Zealand Pharma A/S – 2020 Restricted Share Unit Program, the Zealand Pharma A/S – 2021 Agreements on Restricted Share Units for Directors, the Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Employees, the Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Corporate Management, the Zealand Pharma A/S – 2021 Performance Stock Unit Plan for Corporate Management (Market-Based PSUs) and the Zealand Pharma A/S – 2021 Performance Stock Unit Plan for Corporate Management (Operational-Based PSUs) that are being registered pursuant to this Registration Statement for resale by each Selling Securityholder as of the date of this prospectus; (c) the number of ordinary shares that may be represented by ADSs that each Selling Securityholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Securityholder has a present intention to do so; and (d) the number of ordinary shares (and the percentage, if 1% or more) that may be represented by ADSs to be beneficially owned by each Selling Securityholder following the sale of all ordinary shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of ordinary shares by such Selling Securityholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power with respect to the shares.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Zealand Pharma A/S, at Sydmarken 11, 2860 Søborg (Copenhagen) Denmark.

The Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Securityholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of ordinary shares that will actually be held by the Selling Securityholders upon termination of this offering because the Selling Securityholders may offer some or all of their ordinary shares that may be represented by ADSs under the offering contemplated by this prospectus or acquire additional ordinary shares. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby.

		Beneficial Ownership Prior to the Offering(1)			Ordinary		Beneficial Ownership After the Offering(1)
Selling Securityholder	Title	Ordinary Shares	Percentage		Shares Being Offered(2)		Ordinary Shares	Percentage
Bernadette Connaughton	Director	500	*	%	4,000	(3)	500	*	%
Jeffrey Berkowitz	Director	200	*		4,000	(3)	200	*
Matthew Dallas	Senior Vice President and Chief Financial Officer	17,932	*		101,363	(5)	841	*
Marino Garcia	Senior Vice President	65,115	*		133,409	(6)	-	-
Frank Sanders	Senior Vice President, President Zealand Pharma US. Inc.	14,406	*		95,406	(7)	-	-
Other Selling Securityholders(8)		2,438	*		20,134		-	-
Named Selling Securityholders(9)		48,171	*	%	294,098		-	-%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership and percentages are based on 43,550,949 of our ordinary shares outstanding as of September 7, 2021 and determined in accordance with the rules and regulations of the SEC.

(2)	Assumes that all of the ordinary shares that may be represented by ADSs held by each Selling Securityholder and being offered under this prospectus are sold, and that no Selling Securityholder will acquire additional ordinary shares before the completion of this offering. Includes ordinary shares issuable upon exercise of warrants and vesting of restricted stock units or performance stock units that will vest more than 60 days from September 7, 2021.

(3)	Consists of 4,000 RSUs granted on April 29, 2021 under the 2021 DRSU that will vest more than 60 days from September 7, 2021.

(4)	Consists of 4,000 RSUs granted on April 29, 2021 under the 2021 DRSU that will vest more than 60 days from September 7, 2021.

(5)	Consists of 27,277 warrants granted under the 2019 Management Warrants, 18,185 of which will vest more than 60 days from September 7, 2021; 23,998 warrants granted under the 2020 Management Warrants, 15,999 of which will vest more than 60 days from September 7, 2021; 4,019 RSUs granted under the 2020 RSUP, all of which will vest more than 60 days from September 7, 2021; 11,517 RSUs granted under the 2021 CMRSUP, all of which will vest more than 60 days from September 7, 2021; 17,276 PSUs granted under the 2021 CMPSUP MB, all of which will vest more than 60 days from September 7, 2021; and 17,276 PSUs granted under the 2021 CMPSUP OB, all of which will vest more than 60 days from September 7, 2021.

(6)	Consists of 40,000 warrants granted under the 2018 Management Warrants; 25,976 warrants granted under the 2019 Management Warrants, 8,659 of which have been exercised; 3,062 PSUs granted under the 2019 LTIP, all of which will vest more than 60 days from September 7, 2021; 23,394 warrants granted under the 2020 Management Warrants, 15,596 of which will vest more than 60 days from September 7, 2021; 3,918 RSUs granted under the 2020 RSUP, all of which will vest more than 60 days from September 7, 2021; 9,265 RSUs granted under the 2021 CMRSUP, all of which will vest more than 60 days from September 7, 2021; 13,897 PSUs granted under the 2021 CMPSUP MB, all of which will vest more than 60 days from September 7, 2021; and 13,897 PSUs granted under the 2021 CMPSUP OB, all of which will vest more than 60 days from September 7, 2021.

(7)	Consists of 43,217 warrants granted under the 2020 Management Warrants, 28,811 of which will vest more than 60 days from September 7, 2021; 5,864 RSUs granted under the 2020 RSUP, all of which will vest more than 60 days from September 7, 2021; 11,581 RSUs granted under the 2021 CMRSUP, all of which will vest more than 60 days from September 7, 2021; 17,372 PSUs granted under the 2021 CMPSUP MB, all of which will vest more than 60 days from September 7, 2021; and 17,372 PSUs granted under the 2021 CMPSUP OB all of which will vest more than 60 days from September 7, 2021.

(8)	Includes 45 unnamed non-affiliate persons, each of whom holds less than 1,000 shares and each of whom may sell up to such amount of ADSs using this prospectus. An aggregate of 17,696 of their shares will vest more than 60 days from September 7, 2021.

(9)	Includes the following 75 named non-affiliate persons, each of whom holds at least 1,000 ADSs and each of whom may sell up to such amount using this prospectus Amy Kelly; Amy Morris; Andrea Kocharyan; Anli Serfontein; Asha Dampier; Briana Renner; Cathy Collis; Chris Sturgis; Christina Caltabiano; Christopher DeFusco; Christopher McCandless; Christy Shearer; Craig Szado; Daniel McCall; Darcy Toms; David Kendall; Debbie Simpson; Denise Alexander; Diana Vaccarello; Elizabeth Dziengelewski; Emily Smith; Erin Bell; Faye Cokinos; Honora Stelley; James Schimelfenig; James Slevin; Jasmine Laguerre; Jason Holton; Jean Ritter; Jeffrey Warhaft; Jeffrey Zajac; Jennifer Begley; Jennifer Campbell; Jermaine Vaughn; Jessica Cronin; Jill Mundy; Joel Longo; John Chestnutt; John Sink; Jon Stephans; Joseph Parker; Kathleen Lang; Kesha Dozier; Lauren Cole; Linda Cooper; Magen Cherry; Maria Eraso-Taylor; Mary Fernandez; Mary Malito; Mary Seidelmann; Masha Goodman-Khan; Matt Mann; Matthew Nguyen; Meghan Brown; Mehul Jhaveri; Melissa Claire; Melissa Winget; Michael Miller; Patricio Alveal; Peter Drevins; Ray Frost; Renee Riga; Rocio Brockmeyer; Scott Abbott; Scott Spencer; Shawn Wright; Shelley Hall; Stacie Wimer; Stephen Patterson; Steven McCray; Tara Gangi; Theresa Wajda; Tracey Macdonald; Urmas Volke; William Thornton. An aggregate of 245,927 of their shares will vest more than 60 days from September 7, 2021.

PLAN OF DISTRIBUTION

We are registering the ADSs covered by this prospectus to permit the Selling Securityholders to conduct public secondary trading of these ADSs from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the ADSs offered by this prospectus. However, we will receive the exercise price from any ordinary shares issued to the Selling Securityholders upon cash exercise by them of their warrants to subscribe for ordinary shares. The aggregate proceeds to the Selling Securityholders from the sale of the ADSs will be the purchase price of the ADSs less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the ADSs covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of ADSs to be made directly or through agents.

The ADSs offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Securityholders, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the ADSs.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the ADSs by the Selling Securityholders.

The ADSs may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the ADSs may be listed or quoted at the time of sale, including the Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of ADSs is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of ADSs being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the ADSs under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the ADSs by other means not described in this prospectus. In addition, any ADSs covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The ADSs may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholders and any other person participating in the sale of ADSs will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the ADSs by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the particular ADSs being distributed. This may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered and certain legal matters with respect to Danish law will be passed upon by Plesner Advokatpartnerselskab, Copenhagen, Denmark. Certain matters in respect of U.S. securities laws may be opined upon by Cooley LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Annual Reports on Form 20-F for the years ended December 31, 2018 and 2019, have been audited by Deloitte Statsautoriseret Revisionspartnerselskab, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Zealand Pharma A/S appearing in Zealand Pharma A/S’s Annual Report (Form 20-F) for the year ended December 31, 2020, have been audited by EY Godkendt Revisionspartnerselskab, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Valeritas Holdings, Inc. as of and for the year ended December 31, 2019 incorporated in this prospectus by reference to our Report on Form 6-K filed on March 11, 2021, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-8 we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into the registration statement of which this prospectus forms a part. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state or country where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.

We maintain a website at www.zealandpharma.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information

All information required by Item 1 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information

All information required by Item 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents previously filed by Zealand Pharma A/S (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference herein:

(a)       the Registrant’s annual report on Form 20-F filed with the SEC on March 18, 2021, as amended on March 19, 2021 and on March 26, 2021 (the “Annual Report”);

(b)       the Registrant’s reports on Form 6-K filed with the SEC on January 22, 2021, January 27, 2021, January 28, 2021, February 1, 2021, March 4, 2021, March 11, 2021, March 12, 2021, March 16, 2021, March 23, 2021, April 13, 2021, April 15, 2021, April 29, 2021, May 4, 2021, May 12, 2021, May 17, 2021, May 27, 2021, June 4, 2021, June 25, 2021, June 28, 2021, June 29, 2021, July 30, 2021, August 13, 2021, August 26, 2021, September 7, 2021 and October 1, 2021; and

(c)       the description of the Registrant’s securities registered under Section 12 of the Securities Act of 1933, as amended, incorporated by reference to Exhibit 2.1 of the Annual Report, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

According to the Danish Companies Act, the general meeting is allowed to discharge our board members and members of our executive management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will relieve members of our board of directors and members of the executive management from liability to the company. However, the general meeting cannot discharge any claims by individual shareholders or other third parties.

Additionally, at the extraordinary general meeting held on July 31, 2017, the general meeting resolved to let the company indemnify the members of our board of directors in relation to certain claims. in relation to the initial offering and the admission to trading on the Nasdaq Global Select Market of the ADSs and the company’s subsequent status as listed in the United States. At the extraordinary general meeting held on July 31, 2017, the general meeting also resolved to authorize our board of directors to resolve to let the company indemnify the executive management and the company’s employees with respect to certain claims in relation to the initial offering and the admission to trading on the Nasdaq Global Select Market of the ADSs and our subsequent status as listed in the United States which authorization was inserted as a new article 14.2 of our articles of association. At the board meeting held on August 9, 2017, our board of directors resolved to exercise this authorization to let the company indemnify the executive management and the company’s employees with respect to certain claims in relation to the initial offering and the admission to trading on the Nasdaq Global Select Market of the ADSs and the company’s subsequent status as listed in the United States. The indemnification is limited to a maximum amount per claim per person equivalent to the gross proceeds obtained by the company from the initial offering. The indemnification shall remain in force for a period of five years after the resignation of the indemnified person such person’s position with the company. The indemnification will not apply in specific circumstances, including in the case of an indemnified person’s criminal offence, gross negligence or willful acts or omissions.

There is a risk that such indemnification will be deemed void under Danish law, either because the indemnification is deemed contrary to the rules on discharge of liability in the Danish Companies Act (as set forth above), because the indemnification is deemed contrary to sections 19 and 23 of the Danish Liability and Compensation Act, which contain mandatory provisions on re-course claims between an employee (including members of the executive management) and the company, or because the indemnification is deemed contrary to the general provisions of the Danish Contracts Act.

In addition to such indemnification, we provide our board members and executive management with directors’ and officers’ liability insurance.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number	Description
4.1*	Articles of Association of Zealand Pharma A/S, as currently in effect
4.2	Form of Deposit Agreement among Zealand Pharma A/S, The Bank of New York Mellon, as depositary, and all owners and holders of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1/A filed with the SEC on August 3, 2017)
4.3	Form of American Depositary Receipt evidencing American Depositary Shares (included in exhibit 4.2)
5.1*	Opinion of Plesner Advokatpartnerselskab, regarding the validity of the ordinary shares being registered
10.1*	Zealand Pharma A/S – 2018 Agreements on Warrants for Management
10.2*	Zealand Pharma A/S – 2019 Agreements on Warrants for Management
10.3*	Zealand Pharma A/S – 2019 Long Term Incentive Plan (Performance Share Units)
10.4*	Zealand Pharma A/S – 2020 Agreements on Warrants for Employees
10.5*	Zealand Pharma A/S – 2020 Agreements on Warrants for Management
10.6*	Zealand Pharma A/S – 2020 Restricted Share Unit Program
10.7*	Zealand Pharma A/S – 2021 Agreements on Restricted Share Units for Directors
10.8*	Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Employees
10.9*	Zealand Pharma A/S – 2021 Restricted Stock Unit Plan for Corporate Management
10.10*	Zealand Pharma A/S – 2021 Performance Share Unit Plan for Corporate Management (Market-Based PSUs)
10.11*	Zealand Pharma A/S – 2021 Performance Share Unit Plan for Corporate Management (Operational-Based PSUs)
23.1*	Consent of Deloitte Statsautoriseret Revisionspartnerselskab
23.2*	Consent of EY Godkendt Revisionspartnerselskab
23.3*	Consent of Marcum LLP
23.4*	Consent of Plesner Advokatpartnerselskab (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)

*Filed herewith.

Item 9.    Undertakings

(a)                 The undersigned Registrant hereby undertakes:

(i)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)                to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)                to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(3)                to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(4)                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)                To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on October 1, 2021.

Zealand Pharma A/S

By:	/s/ Emmanuel Dulac
Name:	Emmanuel Dulac
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Emmanuel Dulac, Matthew Dallas and Ravinder Singh Chahil, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 1, 2021 by the following persons in the capacities indicated.

Signature	Title
/s/ Emmanuel Dulac	Chief Executive Officer
Emmanuel Dulac	(Principal Executive Officer)

/s/ Matthew Dallas
Matthew Dallas	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Martin Nicklasson
Martin Nicklasson	Chairman of the Board of Directors

/s/ Kirsten A. Drejer
Kirsten A. Drejer	Vice Chairman of the Board of Directors

/s/ Jeffrey Berkowitz
Jeffrey Berkowitz	Director

/s/ Bernadette Connaughton
Bernadette Connaughton	Director

/s/ Leonard Kruimer
Leonard Kruimer	Director

Signature	Title
/s/ Alain Munoz
Alain Munoz	Director

/s/ Michael J. Owen
Michael J. Owen	Director

/s/ Jens Peter Stenvang
Jens Peter Stenvang	Director

/s/ Frederik Barfoed Beck
Frederik Barfoed Beck	Director

/s/ Louise Gjelstrup
Louise Gjelstrup	Director

/s/ Anneline Nansen
Anneline Nansen	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Zealand Pharma U.S., Inc., has signed this registration statement or amendment thereto in Boston, Massachusetts on October 1, 2021.

Zealand Pharma U.S., Inc.
By:	/s/ Emmanuel Dulac
Name:	Emmanuel Dulac
Title:	Chief Executive Officer and President